Exhibit 99.1

DeFi Dev Corp. Grows SOL Treasury to 999,999, Raises $19 Million from Equity Line of Credit

BOCA RATON, FL — July 21, 2025 — DeFi Development Corp. (Nasdaq: DFDV) (the “Company”) the first public company with a treasury strategy built to accumulate and compound Solana (“SOL”), today announced it now holds 999,999 SOL and SOL equivalents on its balance sheet.

This milestone follows the Company’s most recent purchase of 141,383 SOL between July 14 - July 20, at an average purchase price of $133.53, representing a total value of approximately $19 million. The purchased SOL includes both spot purchases and discounted locked SOL. The Company’s total SOL position includes rewards generated through staking and onchain activities.

Below is a summary of DeFi Dev Corp.’s current SOL position and key per-share metrics as of July 20, 2025:

●	Total SOL & SOL Equivalents Held: 999,999, representing a 142,250 increase vs. our previous balance of 857,749

●	Total SOL & SOL Equivalents Held (USD): approximately $181 million

●	Organic SOL Growth: Approximately 867 SOL was earned via staking, validator revenue, and other onchain activity between July 14 - July 20.

●	Total Shares Outstanding as of July 18, 2025: 19,445,837

●	SOL per Share (“SPS”): 0.0514, representing an approximate 13% increase week over week.

●	SPS (USD): $9.30

The newly acquired SOL will be held long-term and staked to a variety of validators, including DeFi Dev Corp.’s own Solana validators to generate native yield.

Equity Line of Credit Usage

Month-to-date, DeFi Dev Corp. raised approximately $19.2 million in net proceeds through its Equity Line of Credit facility (“ELOC”), issuing 740,000 shares of common stock. Approximately $5 million of the proceeds remains available primarily for future SOL purchases.

To date, DeFi Dev Corp. has drawn 0.4% of the total available capacity under its ELOC. Approximately $4.98B remains available under the facility.

Staking Update

As of July 20, 2025, substantially all of the Company’s unlocked SOL was staked to its own validator infrastructure, generating native yield through staking. In addition to staking its own SOL, the Company’s validators also receive third-party delegated stake from outside participants, creating an additional stream of revenue. Between July 14 - July 20, the Company earned approximately 867 SOL in staking, validator, and onchain rewards.

The Company will continue to provide suitable updates to our Treasury and underlying strategies, through public releases and regulatory filing(s), as available.

About DeFi Development Corp.

DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (“DeFi”) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.

The Company is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions, as well as value-add services, to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage.

The Company currently serves more than one million web users annually, including multifamily and commercial property owners and developers applying for billions of dollars of debt financing per year, professional service providers, and thousands of multifamily and commercial property lenders, including more than 10% of the banks in America, credit unions, real estate investment trusts (“REITs”), debt funds, Fannie Mae® and Freddie Mac® multifamily lenders, FHA multifamily lenders, commercial mortgage-backed securities (“CMBS”) lenders, Small Business Administration (“SBA”) lenders, and more. The Company’s data and software offerings are generally offered on a subscription basis as software as a service (“SaaS”).

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” strategy,” “future,” “likely,” “may,”, “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated impairment charges that the Company may incur as a result of a decrease in the market price of SOL below the value at which the Company’s SOL are carried on its balance sheet; (ii) the effect of and uncertainties related to the ongoing volatility in interest rates; (iii) our ability to achieve and maintain profitability in the future; (iv) the impact on our business of the regulatory environment and complexities with compliance related to such environment including changes in securities laws or other laws or regulations; (v) changes in the accounting treatment relating to the Company’s SOL holdings; (vi) our ability to respond to general economic conditions; (vii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (viii) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth and (ix) other risks and uncertainties more fully in the section captioned “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and other reports we file with the SEC. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:

ir@defidevcorp.com

Media Contact:

Prosek Partners

pro-ddc@prosek.com